Exhibit 99.1

AT EPIX

Michael Webb, Chief Executive Officer

Peyton Marshall, Chief Financial Officer

(617) 250-6012

FOR IMMEDIATE RELEASE

June 27, 2005

CHMP Recommends Granting EU Marketing Authorization for Vasovist™ (MS-325)

-Final European marketing authorization expected in 2005-

CAMBRIDGE, MA, June 27, 2005 — EPIX Pharmaceuticals, Inc. (Nasdaq: EPIX) today announced that the European Committee for Medicinal Products for Human Use (CHMP) has adopted a positive opinion on Schering AG’s marketing authorization application for Vasovist™ (gadofosveset trisodium) for contrast-enhanced magnetic resonance angiography for visualization of abdominal or limb vessels in patients with suspected or known vascular disease.  The EU marketing application for MS-325, trade named Vasovist, was submitted in June 2004 by Schering AG, EPIX’ worldwide development and marketing partner. CHMP is the scientific committee of the European Medicines Agency (EMEA).  The opinions of the CHMP generally serve as the basis for approval by the European Commission.  If granted, the marketing authorization for Vasovist will be valid in all 25 member states of the European Union. Vasovist is anticipated to be the first in a new class of MRI contrast agents with an extended imaging window particularly suitable for magnetic resonance angiography (MRA).

“This is a significant regulatory milestone for the MS-325 program,” said Michael D. Webb, CEO of EPIX.  “We expect that the European marketing authorization for Vasovist will be granted later this year.  In anticipation of approval, Schering has been preparing for a 2006 launch in Europe, where an estimated 4 million patients a year undergo invasive, catheter-based X-ray angiography for the diagnosis of vascular disease.  If approved, MRA with Vasovist will provide clinicians with a robust and flexible tool to perform a vascular diagnostic work-up with a single injection.”

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease.  The Company uses its proprietary Target Visualization Technology™ to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes.  The Company’s lead product candidate, MS-325 or Vasovist, is the first imaging pharmaceutical specifically designed for MRA.  Schering AG submitted Vasovist for marketing approval in the European Union in June 2004.  In January 2005, EPIX received an approvable letter from the FDA for the Company’s New Drug Application (NDA) for Vasovist requesting additional clinical studies.  In May 2005, EPIX submitted a response to the FDA that EPIX believes is a complete response.  Schering AG, Germany, the market leader in MRI contrast agents, is the worldwide sales, marketing and development partner for Vasovist.  EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management, including statements relating to the advancement of Vasovist and our pipeline of novel pharmaceuticals through the clinical development and regulatory approval process.  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, whether our products under development receive regulatory approvals, and the timing of such approvals, if any, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change and other risks and uncertainties described in our Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.